EXHIBIT 99.2

                              NOTICE OF REDEMPTION

                                IVAX CORPORATION
           6 1/2% CONVERTIBLE SUBORDINATED NOTES DUE NOVEMBER 15, 2001
                              *CUSIP # 465823 AA 0

NOTICE IS HEREBY GIVEN THAT pursuant to Article Three, Section 3.03 of the Indenture dated as of November 26, 1991 (the "Indenture"), between IVAX Corporation, as issuer (the "Issuer"), and U.S. Bank Trust National Association (f.k.a. First Trust National Association), as trustee (the "Trustee"), the Issuer has elected to redeem all of its 6 1/2% Convertible Subordinated Notes Due November 15, 2001 (the "Notes") on March 10, 2000 (the "Redemption Date") at 100% of the principal amount outstanding (the "Redemption Price").

Holders of the Notes may convert the Notes into fully paid and nonassesable shares of the Issuer's common stock, par value $0.10 per share, at any time prior to 5:00 P.M. New York Time on March 3, 2000. Holders who want to convert Notes must satisfy the requirements of paragraph 8 of the Note. Pursuant to
Section 11.06 of the Indenture, the conversion price, which is currently $31.75 per share, will be adjusted to $21.167 per share as of the close of business on February 22, 2000, due to the three-for-two stock split to be effected in the form of a dividend that will become effective on that date. Holders who elect to convert their Notes will not be entitled to receive payment of any accrued interest thereon. The Issuer will deliver a check for any fractional shares issuable upon conversion. All Holders who have not converted their Notes as of 5:00 P.M. New York Time on March 3, 2000 will forfeit their conversion rights and thereafter will be entitled to receive only the Redemption Price, together with any interest that is accrued but unpaid as of the Redemption Date.

U.S. Bank Trust National Association, which is the conversion agent and the paying agent, will provide information as to how to convert the Notes and will answer any other questions regarding the transaction. For any Notes that are redeemed, the Redemption Price will become due and payable on the Redemption Date upon presentation and surrender of the Notes as follows:

IF BY MAIL:                                IF BY HAND OR OVERNIGHT MAIL:
------------                               -----------------------------
U.S. Bank Trust National Association       U.S. Bank Trust National Association
Corporate Trust Services                   180 East Fifth Street
P.O. Box 64111                             4th Floor - Bond Drop Window
St. Paul, MN  55164-0111                   St. Paul, MN  55101

                      FOR INFORMATION CALL: (800) 934-6802

Unless the Issuer defaults in making the redemption payment, interest on the Notes shall cease to accrue on and after the Redemption Date.

IMPORTANT NOTICE

Under the Interest and Dividend Tax Compliance Act of 1983 as amended by the Energy Policy Act of 1992, 31% will be withheld if tax identification number is NOT properly certified.

*Neither the Issuer nor the Trustee shall be held responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness indicated in the Redemption Notice. It is included solely for convenience of the noteholders.

IVAX CORPORATION

BY: U. S. BANK TRUST NATIONAL ASSOCIATION (F.K.A. FIRST TRUST NATIONAL
    ASSOCIATION)

Date:    February 8, 2000